EXHIBIT 99.1

                                                 INVESTOR RELATIONS CONTACT:
                                                 Blair W. Lambert
                                                 Tel: 415-278-7933
                                                 investor_relations@gymboree.com

                                                 MEDIA RELATIONS CONTACT:
                                                 Kimberly Kim
                                                 Tel: 415-278-7472
                                                 media_relations@gymboree.com

         THE GYMBOREE CORPORATION REPORTS APRIL AND FIRST QUARTER SALES

San Francisco, Calif., May 4, 2006 - The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the four-week period ended April 29, 2006 of $54.7 million, an increase of 21% compared to net sales from retail operations of $45.1 million for the same four-week period last year. Comparable store sales for the four-week period increased 19% compared to a 3% decrease in comparable store sales for the same period last year.

Net sales from retail operations for the first fiscal quarter of 2006 were $186.2 million, an increase of 16% compared to net sales from retail operations of $160.8 million for the first fiscal quarter of last year. Comparable store sales for the first fiscal quarter increased 13% compared to a 3% increase in comparable store sales for the same period in fiscal 2005.

"Our 19% comp in April concludes an excellent quarter," said Matthew McCauley, Chief Executive Officer. "Our compelling product, along with our initiatives in merchandising, marketing and costing continues to drive strong financial results."

The Company now anticipates earnings from continuing operations for the first fiscal quarter of 2006 to be in the range of $0.48 to $0.50 per diluted share before the impact of stock-based compensation. For the full fiscal year, the Company is now planning for earnings from continuing operations in the range of $1.37 to $1.40 per diluted share before the impact of stock-based compensation. The Company previously announced that it adopted FAS Statement 123R "Share-based Payment" beginning in fiscal 2006. The adoption is expected to impact earnings by $0.04 per diluted share in the first fiscal quarter of 2006 and $0.14-$0.15 per diluted share for the full fiscal year.

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MANAGEMENT PRESENTATIONS

For more information about April sales, please listen to The Gymboree Corporation's monthly sales recording by calling the Company's Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, May 4 at 7:55 a.m. ET through Wednesday, May 10 at 11:59 p.m. PT.

The live broadcast of the discussion of the first quarter 2006 earnings results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday May 17, 2006. To listen to the live broadcast over the Internet, please log on to www. Gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday May 24, 2006, at 800-642-1687, passcode 8873064, as well as archived on our Web site at the same location as the live Web cast.

ABOUT THE GYMBOREE CORPORATION

The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of April 29, 2006, the Company operated a total of 672 stores: 567 Gymboree(R) retail stores (539 in the United States and 28 in Canada), 19 Gymboree Outlet retail stores, 69 Janie and Jack(R) retail shops and 17 Janeville(R) stores in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 540 franchised and company-operated centers in the United States and 27 other countries.

FORWARD-LOOKING STATEMENTS

The foregoing sales figures for the four-week period ended April 29, 2006 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to anticipated sales growth and cash flows and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, unanticipated costs actually incurred in connection with the liquidation of our UK and Ireland entities, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 28, 2006. These forward-looking statements reflect The Gymboree Corporation's expectations as of April 29, 2006. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, and Janeville are registered trademarks of The Gymboree Corporation.

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